UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

Thermo Fisher Scientific Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8002	04-2209186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

81 Wyman Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 622-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2014, Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), issued $800,000,000 aggregate principal amount of 3.300% Senior Notes due 2022 (the “Notes”), in a public offering pursuant to a registration statement on Form S-3 (File No. 333-187080) and a preliminary prospectus supplement and prospectus supplement related to the offering of the Notes, each as previously filed with the Securities and Exchange Commission (the “SEC”). The Notes were issued under an indenture, dated as of November 20, 2009 (the “Base Indenture”), and a Seventh Supplemental Indenture, dated as of November 14, 2014 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The sale of the Notes was made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated as of November 6, 2014, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Citigroup Global Markets Inc., and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in the Underwriting Agreement. The Underwriting Agreement was separately filed with the SEC on November 7, 2014 as Exhibit 1.1 to the Company’s Current Report on Form 8-K.

The Notes will mature on February 15, 2022. Interest on the Notes will accrue at the rate of 3.300% per annum. Interest on the Notes will be paid semi-annually on each February 15 and August 15, commencing February 15, 2015, to holders of record on the 15th calendar day, whether or not a business day, prior to the applicable interest payment date.

The Company may redeem the Notes, in whole at any time or in part from time to time, at its option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at a comparable treasury rate plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon the occurrence of a change of control (as defined in the Indenture) of the Company and a contemporaneous downgrade of the Notes below an investment grade rating by at least two of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings Limited, the Company will, in certain circumstances, be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the date of repurchase.

The Notes are general unsecured obligations of the Company that are effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and structurally subordinated to other liabilities of our existing and any future subsidiaries, to the extent of assets of such subsidiaries; equal in right of payment with all existing and any future unsecured and unsubordinated indebtedness of the Company; and senior in right of payment to any existing and future indebtedness of the Company that is subordinated to the Notes.

The Indenture contains limited affirmative and negative covenants of the Company. The negative covenants restrict the ability of the Company and its subsidiaries to incur debt secured by liens on its principal property or on shares of stock of its principal subsidiaries, engage in sale and lease-back transactions with respect to any Principal Property (as defined in the Indenture) and merge or consolidate or sell all or substantially all of its assets.

Upon the occurrence of an event of default under the Indenture, which includes payment defaults, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults and failure to pay certain indebtedness, the obligations of the Company under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The Company expects that the net proceeds from the sale of the Notes will be approximately $793.3 million after deducting underwriting discounts and estimated offering expenses. The Company intends to use the anticipated net proceeds of the Offering principally to repay the Company’s outstanding indebtedness, including the $400 million aggregate principal amount of the Company’s 3.25% Senior Notes due 2014 that mature on November 20, 2014. The Company has not yet determined the specific amounts of the net proceeds that it will apply to its other indebtedness, which may include amounts outstanding under its $5.0 billion term loan, outstanding commercial paper and other short-term debt as it comes due.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued an opinion to the Company, dated November 14, 2014, regarding the legality of the Notes. A copy of the opinion as to legality is filed as Exhibit 5.1 hereto.

The foregoing description of certain of the terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which was filed with the SEC on November 20, 2009 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, and the Supplemental Indenture, which is filed with this report as Exhibit 99.2, both of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: November 14, 2014	By:	/s/ Seth H. Hoogasian
		Name:	Seth H. Hoogasian
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

99.1	Indenture, dated as of November 20, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K with the SEC on November 20, 2009 File No. 001-08002 and incorporated in this Form 8-K by reference).

99.2	Seventh Supplemental Indenture, dated as of November 14, 2014, between the Company and The Bank of New York Mellon Trust Company, N.A.